Form 10-K, Exhibit 13
period 2000-12-31
EOG RESOURCES INC
filed 2001-03-23
CIK 821189

      COVER


                                                   EXHIBIT 13
  EOG RESOURCES, INC.

2000 ANNUAL REPORT TO SHAREHOLDERS


EOG salutes its employees who are creating the oil and gas exploration and production company of the future by including every employee's name on the cover of its 2000 annual report.





1st Quarter      2nd Quarter      3rd Quarter      4th Quarter


Financial and Operating Highlights

                                                                ---------------------------------------------------------------
(In millions, except per share data, unless otherwise indicated)   2000       1999       1998       1997       1996       1995
-------------------------------------------------------------------------------------------------------------------------------
Net Operating Revenues, As Adjusted *                             $1,490     $  794     $  732     $  784     $  747     $  667

Income Before Interest and Taxes, As Adjusted *                   $  695     $  147     $   81     $  183     $  204     $  195

Net Income Available to Common, As Adjusted *                     $  386     $   58     $   43     $  117     $  140     $  141

Adjustments for India and China Operations and
  Certain Non-recurring Items                                     $   -      $  511     $   13     $    5     $   -      $    1

Net Income Available to Common, As Reported                       $  386     $  569     $   56     $  122     $  140     $  142

Discretionary Cash Flow Available to Common *                     $1,007     $  466     $  427     $  492     $  478     $  421

Exploration and Development Expenditures *                        $  687     $  428     $  716     $  619     $  515     $  492


Wellhead Statistics
  Natural Gas Volumes (MMcf/d) *                                     908        892        915        871        830        743

  Natural Gas Prices ($/Mcf) *                                    $ 3.49     $ 2.01     $ 1.80     $ 2.11     $ 1.84     $ 1.36

  Crude Oil and Condensate Volumes (MBbls/d) *                      27.5       19.4       19.6       17.6       16.8       16.6

  Crude Oil and Condensate Prices ($/Bbl) *                       $29.57     $18.02     $12.65     $19.24     $20.70     $16.80

  Natural Gas Liquids Volumes (MBbls/d)                              4.7        3.4        3.9        3.9        2.5        1.4

  Natural Gas Liquids Prices ($/Bbl)                              $19.87     $12.24     $ 8.38     $12.17     $13.00     $11.31

NYSE Price Range ($/Share)
  High                                                            $56.69     $25.38     $24.50     $27.00     $30.63     $25.38
  Low                                                             $13.69     $14.38     $11.75     $17.50     $22.38     $17.13
  Close                                                           $54.63     $17.56     $17.25     $21.19     $25.25     $24.00

Cash Dividends Per Share                                          $ .135     $ .120     $ .120     $ .120     $ .120     $ .120
Average Shares Outstanding                                         117.1      140.9      154.3      157.4      159.9      159.9
Year-end Shares Outstanding                                        116.9      119.1      153.7      155.1      159.8      159.8

* 1995 - 1999 adjusted to exclude India and China operations and certain non-recurring items.

On the Cover

EOG salutes its employees who are building the exploration and production company of the future. EOG's stock price more than tripled during 2000, ranking third in Standard & Poor's 500 index.



Contents

Letter to Shareholders.................................   2

Review of Operations...................................   6

Midland, Texas Division................................   8

Denver, Colorado Division..............................   9

Oklahoma City/Mid-Continent Division...................  10

Tyler, Texas Division..................................  11

Corpus Christi, Texas Division.........................  12

Pittsburgh, Pennsylvania Division......................  13

Houston,Texas/Offshore Division........................  14

Calgary, Canada Division...............................  15

International Division.................................  16

Financial Review.......................................  17

Officers and Directors.................................  54

Glossary of Terms......................................  55

Shareholder Information................................  56