Form 10-K, Exhibit 13
period 2000-12-31
EOG RESOURCES INC
filed 2001-03-23
CIK 821189

                                              EXHIBIT 13 - NARRATIVE
THE COMPANY

EOG Resources, Inc. (EOG) is one of the largest independent (non-integrated) oil and gas companies in the United States. It is engaged in the exploration and development, production and marketing of natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and selected other international areas.

At December 31, 2000, EOG's estimated net proved natural gas reserves were 3,381 Bcf and estimated net proved crude oil, condensate and natural gas liquids reserves were 73 million barrels. Approximately 56 percent of EOG's reserves on a natural gas equivalent basis were located in the United States, 15 percent in Canada and 29 percent in Trinidad. At year-end 2000, EOG had approximately 850 employees.


2000 HIGHLIGHTS

EOG reported record net income available to common of $385.9 million or $3.30 per share. This compares to 1999 results of net income available to common of $57.6 million, or $.49 per share, adjusted to exclude operations in India and China transferred to Enron Corp., and various non-recurring items primarily associated with the share exchange agreement with Enron Corp.

On a per share basis, compared to as-adjusted 1999, total company production increased 8.9 percent, natural gas production increased 3.6 percent, crude oil production increased 43.5 percent and natural gas liquids production increased 40.6 percent.

EOG exceeded its original absolute production goal of 4 percent in North America by increasing production over 8 percent, primarily through the drillbit, compared to 1999.

The after-tax rate of return on EOG's 2000 capital program in North America was 46 percent, which breaks into a 16 percent rate of return on the $102 million spent on property acquisitions and a 66 percent rate of return on the $541 million spent on land, seismic and drilling.

EOG repurchased a total of 2.2 million shares of common stock, reducing the share count from 119.1 million at year-end 1999 to 116.9 million at year-end 2000. To offset employee stock option exercises, an additional 6.7 million shares also were repurchased.

During the second quarter 2000, EOG increased the annual common stock dividend from $.12 per share to $.14 per share. During the first quarter 2001, the common stock dividend was increased by another $.02 per share to $.16 per share.

EOG paid down $131.3 million of debt reducing the debt-to-total capitalization ratio from 47 percent at year-end 1999 to 38 percent at year-end 2000.

Total EOG proved reserves increased by approximately 6 percent to 3,821 Bcfe at year-end 2000.

EOG replaced 152 percent of production from all sources at a finding cost of $1.07 per Mcfe.

EOG's stock appreciated 211 percent, reflecting the company's leverage to North America natural gas. EOG was the third best performer in Standard & Poor's 500 Index in 2000.

EOG set up its North America operations for future growth by adding significant acreage in several new geologic trends and increasing its experienced geological and geophysical employee headcount by over 25 percent to enhance future exploration growth. EOG also created a new onshore operating division to establish a foothold in the Appalachian Basin.

Internationally, EOG signed a contract to supply 60 MMcf/d of natural gas from the U(a) block to serve an ammonia plant in Trinidad.

EOG was the second most active driller in the U.S. in 2000 measured by footage drilled, and plans to maintain its active drilling program in 2001.

A YEAR OF CONTINUED MOMENTUM


                                                  2000 ANNUAL REPORT    1

AT THE START OF 2000, EOG WAS CONFIDENT IN THE VALIDITY OF ITS LONG-TERM NATURAL GAS THESIS AND STRATEGY. AS ENERGY EVENTS UNFOLDED DURING THE YEAR, EOG'S TENACITY AND SINGLE-MINDED PURSUIT OF THE FUNDAMENTALS WERE REWARDED. ITS 2000 STOCK PRICE PERFORMANCE WAS UNPARALLELED IN THE INDUSTRY, ITS ORGANIC GROWTH WAS UNMATCHED AND ITS POSITIONING FOR CONTINUED SUCCESS IN 2001 AND BEYOND WAS SOLIDIFIED.


LETTER TO SHAREHOLDERS

EOG has been called a 'no-excuses' company. Our approach to the exploration and production business has been characterized as 'what you see is what you get.' Frankly, we like both descriptions. They accurately sum up EOG's commitment to a long-term natural gas strategy and the fundamentals that underpin our company's foundation. EOG is natural gas based, per share focused, and rate of return driven, and is both a low cost producer and a consistent performer. Our commitment to that strategy and adherence to those fundamentals has not changed.

         In our first full year as a truly independent exploration and production company (no longer associated with Enron Corp.), we made progress toward our goal of being ranked as the best independent exploration and production company in the industry. Our success created a momentum that was fueled by achieving - and in some cases exceeding - the goals we articulated this time last year. We also benefited from the highest natural gas and crude oil prices in recent history. Therefore, we are reporting outstanding 2000 results.


DELIVERING ON OUR PROMISES

EOG's stock price appreciated 211 percent during the year, ranking it third in the S&P 500 Index, to which we were added in November. EOG outperformed every stock in our peer group, more than doubling their average stock price appreciation. For 2000, EOG reported net income available to common of $385.9 million, or $3.30 per share, compared to 1999 net income available to common of $57.6 million or $ .49 per share, adjusted to exclude operations in India and China transferred to Enron Corp., and various non-recurring items primarily associated with the share exchange agreement with Enron Corp.

          With one of the highest weightings to natural gas in the industry, EOG decided early in 2000 to remain unhedged. This proved beneficial when industry natural gas prices began a steady rise from $2.29 per MMbtu on January 1 to $9.52 per MMbtu on December 31, resulting in over $1.0 billion of discretionary cash flow to EOG. Natural gas prices for the year averaged $4.29 per MMbtu. Much of that cash flow was plowed back into the ground allowing us to substantially increase our production through the drillbit in 2000 and to build a drilling


2   EOG RESOURCES, INC.

        [Photo]  Left, Mark G. Papa

	         Right, Edmund P. Segner, III


inventory for the future. Other cash above our capital program was used to repurchase shares and reduce debt.

          During the year, we also took advantage of industry merger dynamics to make a significant investment in geologists and geophysicists, increasing EOG's headcount of prospect generators by 25 percent.

          At the beginning of the year, EOG set a target of 4 percent growth in North American production, increased it to 7 percent at the end of the first quarter and upped it to 8 percent at the end of the third quarter. This degree of organic production growth is unique in the industry and is particularly important at a time when North American natural gas has become so valuable.

          Because of EOG's atypical focus on earnings per share, cash flow per share and production per share, the reduction of over two million shares of common stock outstanding during the year was significant. We closed out 2000 with 116.9 million shares of stock outstanding, continuing the pattern we established when EOG began to reduce the 160 million shares it had outstanding in 1996. During 2000, we paid down over $130 million of debt, ending the year with a 38 percent debt-to-total capital ratio. We also announc ed a 17 percent increase in our annual dividend from $.12 to $.14 per share in the second quarter.

          Each of our seven North American Divisions and our International Division delivered outstanding performances in 2000 with continued emphasis on reinvestment rate of return. We increased the number of divisions during the year by adding EOG Resources Appalachian LLC, following the acquisition of Somerset Oil & Gas Company, Inc. of Indiana, Pennsylvania. This addition gives us a foothold in a new, proven hydrocarbon basin.

NATURAL GAS BECOMES NORTH AMERICAN HEADLINE NEWS

During the winter of 2000-2001, tight natural gas supplies and strong demand fueled by colder than normal winter temperatures after four years of mild weather converged to push natural gas prices to new highs. This latest chapter in the North American natural gas story caught consumers by surprise. However, at EOG, we regarded this convergence as a matter of timing. These factors have combined to establish a new price benchmark for

                                                     2000 ANNUAL REPORT   3
natural gas and heighten awareness and appreciation for this clean burning, efficient, environmentally friendly fuel. EOG expects continued tightness in the natural gas market. It is anticipated that the future will be shaped by the following trends:

* Demand for natural gas will continue to escalate from 22.2 Tcf this year to 29.0 Tcf in 2010 in the U.S., according to a recent National Petroleum Council study. Much of that increase will be the result of new demand from natural gas fired electric generating plants that are already being approved, sited and built. The recent California power crisis has confirmed the need for additional plants.

* During the decade of the 1990s, natural gas from individual wells was produced at a faster rate than had been historically possible due to significant improvements in completion technology. the U.S. natural gas decline rate has increased significantly over this period.

* On the supply side, U.S. reserves discovered per well dropped from an average of 1.34 Bcf in 1995-97 to .99 Bcf in 1998-99.

* Canadian natural gas supplies that have historically absorbed the majority of the growth in U.S. natural gas consumption are no longer keeping pace with U.S. demand. Western Canadian production has been flat, influenced by factors such as smaller reserve targets drilled and decline rates similar to those in the U.S.

CONSISTENCY, CONSISTENCY, CONSISTENCY: CORNERSTONE OF EOG'S GAME PLAN

In 2001, the key to meeting our objectives is consistency. We are not a company whose strategy changes regularly - just for the sake of change.

       First and foremost, WE WILL MAKE PRUDENT USE OF CAPITAL. We are aware that portions of this industry have historically embarked on value-destroying capital investments, particularly in periods of high cash flow such as today. That's why we place such a strong emphasis on prudent use of capital.

       WE WILL CONTINUE TO PRIMARILY EXPLORE FOR RESERVES RATHER THAN MAKE LARGE ACQUISITIONS. Organic growth for an exploration and production company is like blocking and tackling for a football team. It's not as glorious as being involved in a big acquisition but it gets consistent results. During 2000, the after-tax unlevered rate of return on our drilling program was 66 percent compared to 16 percent on the acquisitions we made.

       OUR DRILLING PROGRAM MIX NOW INCLUDES A GREATER NUMBER OF LARGER POTENTIAL PROSPECTS THAN IN THE PAST. This provides an augmentation to our basic 'singles and doubles' strategy.

       WE PLAN TO ADD TO OUR INTERNATIONAL PORTFOLIO IN 2001 AND WILL
CONTINUE TO INCREASE OUR MARKET PRESENCE IN TRINIDAD. In 2000, we captured a market for a portion of our U(a) block natural gas to supply a new ammonia plant. Because of high North American natural gas prices, domestic fertilizer operations and other industries that require natural gas as feedstock are look ing to alternative locations like Trinidad. We expect to add an additional market for our Trinidad gas in 2001.

          WE WILL CONTINUE TO FOCUS ON ACTIVITIES THAT HAVE A PER SHARE IMPACT. Although EOG has not participated in a major merger, our share price has out-performed the stock price of the surviving entities of the major mergers and transactions that have taken place in the exploration and production industry peer group in the last three years.



4   EOG RESOURCES, INC.

       In 2001, EOG's main thrust is to add value by generating prospects, drilling wells, controlling costs and focusing on rate of return. This strategy isn't likely to grab any headlines, but it provides consistent bottom line results.

OUR STRENGTH IS OUR EMPLOYEES

A review of 2000 and a look ahead at 2001 and beyond at EOG would be incomplete without paying tribute to EOG's employees. The consistent game plan that management has laid out is being put into action daily in our division offices and our Houston headquarters. Thank you for your efforts!

       Welcome to all new employees, including our expanded geological, geophysical, land and engineering teams, whose expertise is adding new skills to our existing workforce of prospectors.

       Our nine divisions operate as autonomous profit centers, similar to nine entrepreneurial mini-exploration and production companies. These decentralized, cohesive units are physically located close to their areas of operations and are focused on executing the EOG strategy. This portfolio approach to our asset base continues to deliver solid results for EOG shareholders.

       During 2000, we acted true to our beliefs at EOG and were rewarded for it. Our commitment has not wavered. There are very few management teams in the exploration and production sector who deliver long-term results. We want to continue to be one of the management teams that does. We want to be the best independent exploration and production company, the best driller and producer, and the best employer. We will settle for nothing less.



/s/ MARK G. PAPA                                /s/ EDMUND P. SEGNER, III
Mark G. Papa                                    Edmund P. Segner, III
Chairman and Chief Executive Officer            President and Chief of Staff



                                                2000 ANNUAL REPORT    5

REVIEW OF OPERATIONS


                         North American Reserve Replacement
               ----------------------------------------------------------
                1996**       1997**       1998**       1999*        2000
               ----------------------------------------------------------
All Sources     137%         135%         144%         136%         154%
Drilling Only   123%         111%         118%         106%         100%

*  Excludes deep Paleozoic reserves
** Includes volumes related to a volumetric production payment

                       [ ] All Sources    [ ] Drilling Only





                       Exploration & Development Expenditures
                       North America & Trinidad ($ Millions)
              -----------------------------------------------------------
               1996         1997          1998         1999         2000
              -----------------------------------------------------------
North America   496          600           681          423          684
& Trinidad

                      [ ] North America   [ ] Trinidad




                               Year-end Reserves (Bcfe)

              -----------------------------------------------------------
               1996*        1997*         1998*        1999         2000
              -----------------------------------------------------------
North America  2,524        2,606         3,478        3,610       3,821
& Trinidad

*  Adjusted to exclude deep Paleozoic reserves

                     [ ] North America   [ ] Trinidad





                             Natural Gas Volumes (MMcf/d)
              -----------------------------------------------------------
               1996         1997          1998         1999         2000
              -----------------------------------------------------------
North America   830          871           915          892          908
& Trinidad

                      [ ] North America   [ ] Trinidad





                         Total Production Volumes (MMcfe/d)
              -----------------------------------------------------------
               1996         1997          1998         1999         2000
              -----------------------------------------------------------
North America   946         1,000         1,056        1,029        1,101
& Trinidad

                       [ ] North America   [ ] Trinidad



                       Year-end Shares Outstanding (millions)
              -----------------------------------------------------------
               1996         1997          1998         1999         2000
              -----------------------------------------------------------
                160          155           154          119          117





6   EOG RESOURCES, INC.

                                [Photo]

A drilling rig working for EOG is silhouetted against the evening sky in East Texas.

						2000 ANNUAL REPORT   7

  [Photo]

A drilling rig lights up the night sky in the Permian Basin of West Texas.


"There are enormous opportunities to add low cost reserves and production in practically every producing region in the United States. The key is the identification of these opportunities along with the ability to capture and produce the reserves. To do this, we must have the very best people, coupled with an organizational culture that allows them to perform. I believe we have the best staff in the Permian Basin and my job is to see that they have the resources and the freedom to create, acquire and produce the significant potential that exists!"

Bill Thomas, Senior Vice President & General Manager


Midland, Texas Division

"When I decided to go to work with EOG, I was immediately impressed with the quality of the core oil and gas professionals that EOG had assembled because they had a passion for finding oil and gas which equals my own."
John Troschinetz, Project Geologist

During 2000, the Midland Division generated a 100-plus percent after-tax rate of return on its total capital program and increased production 31 percent from 40.5 to 53.2 Bcfe. The division drilled 67 gross wells and was most successful in Southeast New Mexico and the Midland Basin of West Texas. Completion of a property trade with Burlington Resources Oil & Gas Company early in 2000 added approximately 170,000 acres of leasehold in the Permian Basin. By yearend, production on these properties had increased 170 percent. Three new exploration trends in the Permian Basin were defined during the year and over 200,000 acres of new leasehold and seismic options were added in these prolific areas.

          In 2001, the Midland division's goal is to increase production by 10 percent. It has identified upside potential in the following trends:
Morrow and Wolfcamp in Southeast New Mexico; Montoya and Devonian Horizontal in West Texas; and the Carbonate 3-D plays in the Midland Basin of West Texas. The Midland Division plans to drill over 90 wells in the Permian Basin, a 30 percent increase over its 2000 program. Plans also call for acquiring significant new leasehold and new 3-D seismic in high potential trends to set up drilling for future years. The division also will continue to add staff and grow through internally generated prospects.


8  EOG RESOURCES, INC.

Denver, Colorado Division

"EOG continues to lead the pack because its management and employees have a passion for action and a commitment to success."
Ty Stillman, Project Landman

     [Top Photo]
Morning light bathes a drilling rig in the EOG Denver Division.


The strategy in the Denver Division is maintaining a successful singles and doubles drilling program, while adding large exploration targets. One attractive exploration play currently underway is the North Shafter horizontal oil play near Bakersfield, California. During 2000, the division drilled 12 wells in North Shafter at a 100 percent success rate and although the play is still in an early stage of development, each successful well provides additional data and a better understanding of the area's geology. During 2001, the Denver Division plans to drill more wells in the play to continue to gather information and ultimately determine the size and potential of the oil field.

          During 2000, the Denver Division integrated and merged 520 square miles of 3-D seismic data, covering the LaBarge Platform in Big Piney, Wyoming to identify and develop both shallow and deep exploratory prospects. Based on this data, EOG plans to drill more than 50 wells in the area during 2001.

          Key producing areas with promising up-side potential that are part of an ongoing development/exploitation program for the Denver Division are the Big Piney - LaBarge Platform; Vernal - Chapita/Natural Buttes; California
- North Shafter; and Southwest Wyoming - Cepo/Cedar Chest. Plans are to drill more than 250 wells in 2001, an 80 percent increase over 2000, and to increase production by 14 percent.


     [Bottom Photo]
Contract drillers work on the rig floor.

"The exploration and exploitation potential of the Western United States is enormous and EOG is in the best position to develop these resources. We have the people, acreage position, expertise and desire to succeed."
Kurt Doerr, Vice President & General Manager



						2000 ANNUAL REPORT   9

Oklahoma City/Mid-Continent Division


"We can move faster than anybody else. Every place else I have worked they have always said that.but here at EOG.it's reality.we CAN move faster than anybody else.and that gives us a competitive advantage."
Dennis Cates, Division Operations Manager


"There is absolutely no question in my mind, there are tremendous opportunities for finding significant new reserves in the mature Mid-Continent basins. Think about it.in the past three years, our division has discovered new reserves of over 180 Bcfe gross IN THE LARGEST AND OLDEST GAS FIELD IN NORTH AMERICA.HUGOTON! To do this, you have to have the right people focused on the right opportunities, and then provide them with the value system and resources to be successful. It produces leaders. And being a leader is what EOG's culture, and the Mid-Continent Division's culture is all about."
Steve Coleman, Vice President & General Manager


    [Photo]
An EOG well is drilled in Oklahoma during the winter of 2000-2001.


The strategy in the Mid-Continent Division is to continue to grow by building on its success in the Oklahoma Panhandle Hugoton trend while exposing EOG to a portfolio of other significant and innovative play opportunities across the Anadarko Basin.

          In the Hugoton trend, EOG has accumulated close to 1,000,000 acres through various trades, farmout agreements and leasing activity, setting up the Mid-Continent Division with a four-year prospect inventory. During 2000, the division drilled 105 gross wells in the region replacing reserves over 150 percent and generating an after- tax rate of return on total capital spent in excess of 100 percent.

          The division's plans for 2001 include increasing drilling activity by 57 percent over 2000 by drilling 165 wells. These plans include 15 to 20 wells in the continued development of a new horizontal play discovered in 2000. This play is at a depth of 3,300 feet and the typical well produces from a 2,500-foot lateral at a rate of 1.2 MMcf/d and is expected to recover between 1.0 to 1.5 Bcfe. The division's plans also include testing three to five similar horizontal plays and several Deep Anadarko Basin prospects which all have significant reserve potential.


10  EOG RESOURCES, INC.

Tyler, Texas Division

"Stagnation leads to deterioration. EOG is ever changing to meet the needs of tomorrow. Status-quo is not an option."
Mark Cox, Project Drilling Engineer


The Tyler Division increased production by 35 percent to 54.4 Bcfe in 2000. Key areas of production for the division are the Sabine Uplift Region, Upper Texas Coast and Mississippi Salt Basin.

          During 2000, the Tyler Division assimilated and exploited properties received from OXY USA Inc. in a property trade agreement. Through drilling success and the application of technology, the division tripled the reserve potential from original projections. EOG moved into the Bossier play and conducted a 3-D seismic survey in Galveston County, to further develop its reserve base and prospect inventory.

          In 2001, EOG seeks to enter new exploratory areas including the Bossier play in Louisiana. EOG further plans to drill over 50 wells in the Sabine Uplift area.

    [Photo]
EOG employees discuss the company's East Texas plant facilities.

    [Map]
Key areas of Activity - Tyler, Texas Division


"In the Tyler Division, our strategy is to seek the competitive edge and delegate authority and hold high expectations. We pursue only projects that the team would put its own money into. Our strategy is to maintain our production base by low cost exploitation and grow by using 3-D based exploration and purchasing exploitable assets."
Jack Huppler, Vice President & General Manager


						2000 ANNUAL REPORT   11

Corpus Christi, Texas Division

"At EOG Resources, teamwork is not a corporate concept, but a method of operation. Team members are enthusiastic about meeting challenges and communicate effectively both up and down the line. The result is that team members share success. This in turn reflects the company as a whole, which celebrates success with both verbal and material recognition for its employees. After 26 years in the oil and gas business, I am surprised at how much I enjoy going to work each day."
Randall Davis, Project Landman

Early in 2000, the Corpus Christi Division made a 100 Bcfe-plus discovery in the Roleta trend of South Texas. Two to three rigs ran in the Roleta throughout the year, drilling 39 gross wells with a 90 percent success rate.

     The division exceeded 100 percent reserve replacement and generated an after- tax rate of return on its total capital program that exceeded 100 percent while increasing production 21 percent to 67.6 Bcfe versus 55.7 Bcfe in 1999. The growth came from significant acreage that was added in three trends: the Lobo and Wilcox in South Texas and the Geopressured Frio along the Texas Gulf Coast. The Corpus Christi Division has identified seven fields with upside potential: Zwebb - Webb and Zapata Counties; El Huerfano - Zapata County; Pok-A-Dot - Zapata County; Tiffany - Webb County; Rosita - Duval County; Bucks Bayou North - Matagorda County; and Bay City Area - Matagorda County.

          In 2001, approximately 70 gross wells will be drilled in the Corpus Christi Division, including a major extension of the successful Bay City program. Production growth is targeted at 5 percent over 2000, as well as replacement of 100 percent of production through the drillbit.


     [Photo]
EOG employees in the Corpus Christi, Texas Division pause beside a huge wellhead in early morning light.


"Successful exploration starts with technically integrated teams and requires shared vision, a long term sense of purpose, new ideas, implementation and a constant focus on the bottom line. Our approach is a balance between exploration risk with the accompanying upside and an aggressive development program. We are particularly proud that all of our success in recent years is due to internally generated exploration. Our program is completely home grown."
Bob Garrison, Vice President & General Manager


12  EOG RESOURCES, INC.

Pittsburgh, Pennsylvania Division

"I've spent the first 25 years of my career in the Appalachian Basin working for independent oil and gas companies where the focus has always been on the shallow formations. I am convinced that the resources of EOG, now directed toward the development of the deeper horizons in the region, will be a successful effort for the stockholders, the company and our exploration team." R.P. "Chip" Keddie, Project Landman


This newest EOG division was added late in 2000 following the purchase of Somerset Oil & Gas Company, Inc., a small independent oil and gas operator in Appalachia with assets located primarily in Western Pennsylvania. The acquisition added 150 Bcf of reserves and more than 400 drilling locations to EOG's portfolio.

      Historically, drilling in this region has focused on shallow wells. EOG's 2001 plan for the division is to assemble a substantial acreage position for exploration plays, shoot several miles of 2-D seismic and drill at least four exploratory wells. Plans include the drilling of at least 120 natural gas development wells in the Brady and Indiana fields in Pennsylvania. The division also will pursue strategic property acquisitions with shallow and exploratory drilling potential.

          In addition, the Pittsburgh Division will focus on completing its staffing to become a fully operational exploitation and exploration unit.


     [Photo]
Fall colors paint the Appalachian Region, home to EOG's newest division, headquartered in Pittsburgh.


"Of the hundreds of thousands of wells in the Appalachian Basin, the vast majority are less than 5,000 feet deep. Only a handful have ever been drilled deeper than 12,500 feet. Here in the shadow of Titusville, the birthplace of the American petroleum industry, we're assembling a team of intelligent, energetic and experienced people to further develop the long proven shallow gas potential and the yet unproven, but very exciting potential of the deeper producing horizons."
Gary L. Smith, Vice President & General Manager


     [Map]
Key areas of Activity - Pittsburgh, Pennsylvania Division



						2000 ANNUAL REPORT   13

Houston,Texas/Offshore Division


"Offshore Division employees are excited because we have found the right formula for us as a division, blending shelf and deepwater opportunities. We're evaluating them through a very disciplined approach we all believe will lead to success."
David Brunette, Land manager


      [Top Photo]
EOG Offshore Division employees review shelf and deepwater exploration opportunities.



EOG's Offshore Division is active in the Gulf of Mexico Shelf in Texas and Louisiana with two fields, Eugene Island 135 and Matagorda Island 623, accounting for a significant portion of the division's production. During 2000, total production was 33.3 Bcfe versus 48.6 Bcfe in 1999. On December 31,
 1999, the division traded approximately 28 MMcf/d but, through successful drilling, had almost replaced this production by yearend.

          During 2000, EOG drilled or participated in five wells that increased production in the division. This included an exploratory discovery at Matagorda Island 704 that added 5 MMcf/d net. EOG has a 25 percent working interest.

          Taking advantage of industry mergers, EOG assembled an expert deep-water staff to initiate deep-water exploration. This team will evaluate both domestic and international opportunities to add to EOG's exploration profile.

          In 2001, the Offshore Division will increase its deep-water activity by participating in one or more high impact exploratory prospects. EOG plans to maintain an active shelf exploration program by participating in eight wells. It also plans to complete a major compression project (non-operated) at Matagorda Island 623 to increase production from the field by 25 percent.


       [Bottom Photo]
An active offshore shelf exploration drilling platform.


"We're maximizing our return on investment through technical and economic analysis by highly competent and motivated staff. We'll achieve growth and high profitability by implementing a mix of development drilling and high impact wildcats."
Earl J. Ritchie, Jr., Vice President & General Manager



14  EOG RESOURCES, INC.

Calgary, Canada Division


"The one who says it cannot be done should never interrupt the one who is doing it!"
Sarah Rotermann, Senior Exploitation Technologist

During 2000, the Calgary Division was again successful with its strategy of drilling a large number of shallow gas wells in Western Canada, adding production and reserves. The division increased production from 49.2 Bcfe in 1999 to 53.7 Bcfe in 2000 and set a new record by drilling 434 wells, most of which were shallow gas. Key producing areas were Sandhills, Blackfoot and Grande Prairie (Wapiti). All three show upside potential for the future, along with the Waskada and Twining fields. Also in 2000, the Calgary Division acquired a small Canadian producer, Q Energy Limited, which had assets adjacent to EOG's existing Sandhills operation.

          For 2001 and beyond, the division is broadening its strategy by seeking large reserve targets in Canadian producing basins. It made a significant step toward meeting this goal last year by acquiring a significant acreage position of about 240,000 net acres in the central Mackenzie corridor of the Northwest Territories. The division added to its exploration portfolio with the identification and development of a significant potential of an ineffective waterflood at Waskada, Manitoba. Plans are to enter the first phase of the redevelopment of the reservoir during 2001.

          During the coming year, the division plans to drill at least 375 shallow gas wells in the Sandhills and Blackfoot areas and carry out further seismic and aeromagnetic surveys on the Northwest Territories acreage where drilling is planned for early 2002.


        [Map]
New EOG Interest - Calgary, Canada Division


        [Photo]
A skiff of snow covers the ground where another Canadian well is drilled.


"People are the key to unlocking the many unique and varied opportunities that are waiting to be discovered. Make sure they understand what it takes to make money and then give them some rein and let them run."
Lanny Fenwick,
Senior Vice President & General Manager, EOG Resources Canada Inc.


						2000 ANNUAL REPORT   15

International Division

"EOG's international division has really been rebuilt within the last 12 months. With our small group of seasoned professionals, we have developed a competitive edge to quickly screen, evaluate, and decide the merits of an opportunity as we search the international arena for the right fit." Sammy Pickering, Engineering Director


2000 got underway in the International Division with the announcement that EOG had signed an ammonia plant contract in Trinidad and received approval from the Government of Trinidad and Tobago to supply 60 MMcf/d of natural gas to this facility. To support the contract, EOG drilled an appraisal well on the U(a) block and increased proved reserves to 746 Bcfe.

          EOG's blocks in Trinidad include the SECC and the U(a). All current production is from the SECC block, where production increased from 138 MMcfe/d in 1999 to 141 MMcfe/d in 2000. The SECC block production is under a take-or-pay contract with the National Gas Company of Trinidad. Initial natural gas sales from the U(a) block and ammonia production should start in the latter part of 2002.


        [Map]
Key Trinidad Production - International Division

        [Bottom Photo]
An offshore platform explores for additional natural gas reserves offshore Trinidad.



"EOG is one of the few large independents who has been successful in adding value through niche international projects. We will continue to grow our business in Trinidad and add a mix of quality international projects to our portfolio."
Lindy Looger, Vice President & General Manager, EOG Resources Trinidad Ltd. & Gerald Colley, Vice President & General Manager, International Division


16  EOG RESOURCES, INC.